CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 (No. 333-230943) of Addentax Group Corp. of our report dated July 16, 2018 for financial years then ended as of March 31, 2018 and 2017, except for the effects of the reverse stock split discussed in Note 17 to the consolidated financial statements, as to which the date is April 18 , 2019 relating to the financial statements which appears in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Pan-China Singapore PAC

Singapore

May 13 , 2019